Exhibit 5.1

April 30, 2008

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of up to an additional 2,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.005 par value per share (the “Common Stock”), that may be issued pursuant to the Cleveland BioLabs Inc. Equity Incentive Plan, as amended and restated (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed, including the Company’s Certificate of Incorporation, the Company’s Amended and Restated By-Laws, the Plan, the form of award agreements under the Plan, a specimen stock certificate for the Common Stock, and resolutions of the Company’s Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) relating to the Plan. In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares will have been executed and delivered by the Company and the recipient, and (ii) to the extent applicable, cash consideration payable to the Company in connection with issuance and sale of the Shares will be not less than par value of the Common Stock.

Based upon and subject to the foregoing, we are of the opinion that, when (i) certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or registered and issued electronically through The Depository Trust Company or the Direct Registration System, (ii) the Board or Compensation Committee has approved the issuance of specific awards of Shares under the Plan, and (iii) such Shares are issued and delivered by the Company (and, to the extent applicable, paid for) in accordance with the terms of the Plan, and, to the extent applicable, the award agreements under the Plan, the Shares issuable under the Plan and covered by the Registration Statement will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws. We assume no obligation to advise you of changes that may hereafter be brought to our attention. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Very truly yours,

By:	/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP